Exhibit (a)(5)(C)
Notice of Offer To Purchase for Cash
All Outstanding Shares of Common Stock
of
Home Diagnostics, Inc.
at
$11.50 Net Per Share in Cash
by
Nippon Product Acquisition Corporation
a wholly-owned subsidiary
of
Nipro Corporation
     Nippon Product Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Nipro Corporation, a corporation organized under the laws of Japan (the “Parent”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Home Diagnostics, Inc., a Delaware corporation (the “Company”), at a purchase price of $11.50 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 11, 2010 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).
     The Offer is being made in pursuant to an Agreement and Plan of Merger dated as of February 2, 2010 among the Parent, the Purchaser and the Company (the “Merger Agreement”). The Offer is conditioned, among other things, upon (i) a majority of the Shares having been validly tendered, and not properly withdrawn, in response to the Offer (which is referred to in the Offer to Purchase as the “Minimum Tender Condition”) and (ii) there not having been a Company Material Adverse Effect (as defined and described in the Offer to Purchase). The Offer is not subject to a financing condition.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 11, 2010,
UNLESS THE OFFER IS EXTENDED.
     The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the “agreement of merger” (as such term is used in Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”)) contained in the Merger Agreement are advisable, (ii) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Offer, the Top-Up Option (as defined and described in the Offer to Purchase) and the merger of the Purchaser with and into the Company, with the Company as the surviving corporation (the “Merger”), taken together, are fair to and in the best interests of the Company and its stockholders, (iii) approved the Merger Agreement and the “agreement of merger” contained therein in accordance with the DGCL, (iv) directed that the “agreement of merger” contained in the Merger Agreement be submitted to the stockholders of the Company for their consideration and adoption, unless the Merger contemplated thereby is consummated in accordance with Section 253 of the DGCL, (v) authorized the grant of the Top-Up Option and the issuance of the Top-Up Option Shares (as defined and described in the Offer to Purchase) upon the exercise thereof to the extent contemplated by the Merger Agreement, (vi) elected, to the extent permitted by applicable law, to make inapplicable to the execution, delivery, performance and consummation of the Merger Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, the provisions of Section 203 of the DGCL, and (vii) recommended that the stockholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the Offer, and adopt and approve the Merger Agreement and the Merger if the Merger Agreement and the Merger are submitted to a vote of the stockholders.
     For purposes of the Offer, including any Subsequent Offering Period (as defined in the Offer to Purchase), the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to Wells Fargo Bank, N.A. (the “Depositary”) of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the documents specified in the Offer to Purchase.
     Subject to its right to terminate the Merger Agreement in accordance with its terms, if, at any time when the Offer is scheduled to expire, the Minimum Tender Condition has not been satisfied, the Parent will, at the request of the Company, cause the Purchaser to extend the expiration date of the Offer for up to two additional 10 business day periods. The Purchaser may also extend the Offer, in its own discretion and without the need for the consent of the Company, for successive periods of not more than 20 business days expiring on or before April 30, 2010 (i) if at the scheduled expiration date of the Offer, any of the conditions of the Offer are not satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof or the Nasdaq Global Select Market.
     The Merger Agreement also provides that, following the Purchaser’s acceptance and payment for Shares representing a majority of the Shares then outstanding tendered in the Offer, the Purchaser may, without the consent of the Company, in order to enable it to acquire 90% of the Shares then outstanding, provide for a Subsequent Offering Period, not in excess of 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during which stockholders of the Company may tender, but not withdraw, their Shares and receive the Offer Price.
     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares. “Expiration Time” means 12:00 midnight, New York City time, on Thursday, March 11, 2010, unless and until the Purchaser has extended the period during which the Offer is open, in which event the term “Expiration Time” means the latest time and date at which the Offer, as so extended by the Purchaser, will expire.
     Shares may be tendered by delivering the certificates representing the Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the Expiration Time. If the Shares are held in street name (through a broker, dealer, commercial bank, trust company or other nominee), they can be tendered by such nominee through The Depository Trust Company. If the required documents or instruments cannot be delivered to the Depositary by the

Expiration Time, participation in the Offer is still permitted by having a broker, a bank or other fiduciary that is an Eligible Institution (as defined in the Offer to Purchase) guarantee on or prior to the Expiration Time that the missing items will be received by the Depositary within three Nasdaq Global Select Market trading days after the Expiration Time. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period.
     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. All questions as to form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion. None of the Purchaser, the Parent, any of their affiliates or assigns, the Depositary, Innisfree M&A Incorporated, which is acting as information agent for the Offer (the “Information Agent”), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
     The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. Stockholders are urged to consult with their tax advisors to determine the particular tax consequences to them of the Offer and the Merger.
     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     The Company has provided the Purchaser with the Company’s stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of the Shares.
     Any questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense.
     The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders Call Toll-Free at: (888) 750-5834
Banks and Brokers Call Collect at: (212) 750-5833